Exhibit 99.1

NEWS	3333 LEE PARKWAY, SUITE 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4400 FAX: 972.629.4401 WWW.GAINSCO.COM

GAINSCO REPORTS 1st QUARTER RESULTS

DALLAS, Texas, May 9, 2006 — GAINSCO, INC. (AMEX: GAN) today reported net income for the first quarter 2006 of $0.7 million. Net loss available to common shareholders for the same period was $1.1 million, or $0.05 per common share, basic and diluted, after the accretion of the discount (including approximately $1.4 million of accretion on redeemable preferred stock fully redeemed during the first quarter 2006) and the dividend on redeemable preferred stock.

For the first quarter 2005, net income was $1.1 million. Net loss available to common shareholders for the first quarter 2005, after the accretion of the discount and the dividend on redeemable preferred stock, was $0.2 million, or $0.01 per common share, basic and diluted.

For all periods presented, the effects of common stock equivalents and convertible preferred stock are antidilutive. Therefore, basic and diluted per common share results are reported as the same number. Additionally, per common share results for all periods presented have been adjusted for the rights offering in August 2005, as well as the reverse stock split in November 2005.

“Our Company continued this quarter to focus on important franchise building initiatives to create a competitively distinctive and successful franchise in the nonstandard personal automobile insurance industry. While these initiatives enabled us to significantly grow our customer base and premium writings during the quarter, and we were able to favorably settle some claims from our discontinued commercial business, our net income was modest due to the impact of higher loss ratios associated with new business growth and the cost of our business development initiatives,” said Glenn W. Anderson, President and Chief Executive Officer. “Prospectively, as we manage through the challenges of a competitive marketplace, we are seeking to improve our margins through various measures, including the implementation of targeted rate increases in our book of business.

“During the quarter, we took important steps to improve the longevity of our capital structure with the issuance, by a wholly-owned subsidiary, of $25 million in 30-year capital securities. This action allowed us to redeem an approximately $18 million preferred stock obligation that was due in five years and to contribute $5 million to one of our insurance companies to support future writings. Our continuing growth, however, continues to place demands on the overall capital adequacy of our Company,” said Anderson.

Gross premiums written by geographic region for the three months ended March 31, 2006 and March 31, 2005, are as follows:

	Three months ended
	March 31
(dollars in millions)	2006	2005
Regions:
Southeast	$31.5	17.9
South Central	15.4	1.7
Southwest	5.6	2.7
West	2.7	1.5
Total	$55.2	23.8

GAAP ratios for the three months ended March 31, 2006 and March 31, 2005, are as follows:

	Three months ended
	March 31
	2006	2005

Claims and Claims Adjustment Expense Ratio	69.4%	63.9%
Expense Ratio	30.1%	28.6%
Combined Ratio	99.5%	92.5%

The ratios presented above include the impact from the Company’s discontinued commercial lines business, which continues in runoff. These ratios do not include expenses of the holding company.

During the first quarter 2006, the Company continued to adjust and settle claims associated with its discontinued commercial lines business, reducing the outstanding inventory of claims from 149 to 139. As a result of the beneficial outcome of claims settled in the first quarter 2006, and after updating the assessment of remaining claims and claims expected to be received in the future, the Company’s estimate of ultimate liabilities for discontinued lines was reduced by $1.4 million. For the first quarter 2005, the estimate of ultimate liabilities for discontinued lines was reduced by $0.7 million.

The claims and claims adjustment expense (“C&CAE”) ratio for the Company’s nonstandard personal automobile operations for the first quarter 2006 was 73.1% versus 68.1% for the same period 2005. The increase is primarily related to higher loss ratios generally associated with new business growth and favorable development in the Company’s estimate of ultimate liabilities for nonstandard personal automobile which occurred in the first quarter 2005.

As of March 31, 2006, the Company had $58.3 million in net unpaid C&CAE (Unpaid C&CAE of $76.1 million less Ceded unpaid C&CAE of $17.8 million). This includes net unpaid C&CAE in respect of the Company’s runoff lines of $23.9 million at March 31, 2006.

During the first quarter 2006, the Company, through its newly-formed and wholly-owned subsidiary, GAINSCO Capital Trust I, completed the private placement of $25 million in 30-year capital securities. The net proceeds were used by the Company during the first quarter to redeem the outstanding Series A Preferred Stock held by Goff Moore Strategic Partners, L.P. for a total, including accrued dividends, of $18.5 million, to contribute $5 million in January 2006 to one of its insurance subsidiaries to support future writings and for general corporate purposes.

The Company’s effective net worth at March 31, 2006 was $80.6 million. This amount consisted of Shareholders’ Equity of $55.6 million and Subordinated Debentures of $25.0 million.

Certain prior year amounts have been reclassified to conform to current year presentation.

GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida and South Carolina (Southeast Region), Texas (South Central Region), Arizona and Nevada (Southwest Region) and California (West Region). Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.

Some of the statements made in this release may be forward-looking statements. Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties, and other variables which should be considered when making an investment decision, including, (a) operational risks and other challenges associated with rapid growth into new and unfamiliar markets and states, (b) adverse market conditions, including heightened competition, (c) the Company’s ability to adjust and settle the remaining claims associated with its exit from the commercial insurance business on terms consistent with its estimates and reserves, (d) uncertainties in the outcome of pending litigation and adverse trends in litigation and regulation, (e) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (f) the effects on claims levels or business operations resulting from natural disasters and other adverse weather conditions, (g) the availability of reinsurance and the Company’s ability to collect reinsurance recoverables, (h) the availability and cost of capital which may be required in order to implement the Company’s strategies, and (i) limitations on the Company’s ability to use net operating loss carryforwards. Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2005, for more information regarding factors that could affect the Company’s results.

Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made. All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice. Actual results may differ significantly from the results discussed in these forward-looking statements.

—END—

[The GAINSCO, INC. and Subsidiaries unaudited Consolidated Statements of Operations and Other Information for the three months ended March 31, 2006 and March 31, 2005 follow.]

Release Date:	Tuesday, May 9, 2006 — FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com

GAINSCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended
	MARCH 31,
	2006	2005
Net Premiums earned	$38,758	15,719
Net investment income	1,508	602
Net realized gains (losses)	(4)	—
Agency revenues	2,817	1,063
Other income	(29)	130
Total revenues	43,050	17,514
Claims & CAE incurred	26,913	10,037
Policy acquisition costs	6,696	2,124
Interest expense	460	—
Underwriting and operating expenses	8,417	4,209

Income before Federal income taxes	564	1,144

Federal income taxes	(166)	—

Net income	$730	1,144

Net loss available to common shareholders	$(1,108)	(200)

Loss per common share, basic and diluted:

Basic	$(0.05)	(0.01)

Diluted*	$(0.05)	(0.01)

*    The effects of convertible preferred stock and common stock equivalents are antidilutive for all periods presented.  Therefore, basic and diluted per common share results are reported as the same number. Additionally, per common share results for all periods presented have been adjusted for the rights offering in August 2005, as well as the reverse stock split in November 2005.

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

(In thousands, except per share data)

(Unaudited)

	Three months ended
	MARCH 31,
	2006	2005
Gross premiums written	$55,201	23,784
Net premiums written	$54,832	23,574

GAAP RATIOS:
Claims & Claims Adjustment Expense Ratio	69.4%	63.9%
Expense Ratio	30.1%	28.6%
Combined Ratio	99.5%	92.5%